Cyclone Power Technologies, Inc.

601 NE 26th Court

Pompano Beach, FL 33064

Phone: 954-943-8721 Fax: 954-788-6565

www.cyclonepower.com

ENGINEERING DEVELOPMENT AGREEMENT

THIS AGREEMENT, is made this May 1, 2016, by and between CYCLONE POWER TECHNOLOGIES, INC., a Florida corporation, with its principal office located at 601 N.E. 26th Court, Pompano Beach, Florida 33064, U.S.A. (“CYCLONE”), and G2E, S.A.P.I. de C.V, with its principal office located at Escondida 116, Coyoacan, Mexico Df 04010 (“G2E”).

Background

CYCLONE, is engaged in the business of research and development of heat regenerative, external combustion engines, generally characterized as a high efficiency, compact and powerful steam engine that runs on almost any fuel.

CYCLONE holds numerous patents and is engaged in the prototype of the engine, as well as licensing for sales, joint ventures and manufacturing.

CYCLONE wishes to expand the sale of its engines for nonmilitary solar and fueled stationary power applications and introduce them into Latin America, New Zealand and Australia (more defined below) marketplace. The Mexico based G2E is engaged in remote area technologies for rural development for commercial and industrial applications Worldwide.

CYCLONE possesses the fundamental engine technology. G2E wishes to obtain a CYCLONE nonmilitary solar and fueled stationary power ENGINE {“All Mark Engines and other technologies“), to perform engineering and development work for all nonmilitary solar and fueled stationary power with the goal for CYCLONE to grant G2E an exclusive License Agreement(“License”) for the first ten (10) years in territory of Latin America, New Zealand and Australia With minimums to maintain exclusivity and nonexclusive thereafter to distribute Nonmilitary and Stationary Applications in Latin America, New Zealand and Australia territory.

The Cyclone Engine includes trademark and patent rights, manufacturing trade secrets, engineering blue prints and design drawings, specifications and other proprietary information (Cyclone’s Technology”).

CYCLONE and G2E believe a mutually beneficial relationship for the engineering integration of the Cyclone Engine, and its eventual marketing and sale in the Latin America, New Zealand and Australia market can be developed through corresponding working arrangements between them.

NOW, THEREFORE, the parties, in consideration of mutual promises, covenants and understandings below, do agree as follows:

1)	Lease/Purchase of Cyclone Beta Engine.

G2E will pay $25,000.00 USD as follows :

a) $5,000 USD on signing the Engineering Agreement for development, integration and drawings.

b) $5,000 USD per month after funding until the initial $25,000 is paid.

d) G2E acknowledges this arrangement is a Lease, with option to own the Mark 1 Engine and Cyclone drawings for TSU. Upon successful completion of the engineering-development process above and entry into a formal, long term License, title to the prototype Mark 1 & 3 Engine and TSU shall pass to G2E. In the interim, it is expressly understood CYCLONE will retain ownership.

e) In the event G2E does not complete its engineering development within the twelve (12) month period, this right to use Technology and Lease shall terminate. Upon termination, G2E shall return the Mark 1 & 3 Engine and Cyclone drawings for TSU, as well as all Technology and proprietary information, to CYCLONE.

2)	Confidential Information.

G2E acknowledges CYCLONE’S proprietary ownership rights in and to its patented products and to its Know-How. All trade secrets, technical Know-How, other knowledge, information, instructions and engineering disclosed or furnished to G2E by CYCLONE shall be maintained in strict confidence by G2E and agrees that throughout the term of this Agreement, and for five (5) years thereafter, such information will not be disclosed or be permitted to be disclosed by G2E other than to authorized individuals (including, without limitation, sales representatives, distributors and technical personnel) engaged in carrying-out the terms hereof. The parties agree this confidentiality extends to the employees and officers of G2E. G2E agrees to provide the requisite internal security of the subject proprietary information within its organization and further agrees to require its agents, servants and employees having access to the Know-How to acknowledge this obligation of confidentiality. A separate form of Confidentiality is Attachment #3, which must be executed by both G2E and any individual with access to the confidential information.

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3)	Technical Assistance.

CYCLONE, upon request, will furnish technical personnel and Engineering to assist G2E regarding the technical information and Know-How necessary to carry-out the purposes of this Agreement, at no additional fees. Provided, however, if travel is involved then G2E shall bear all travel, lodging, expenses, and an hourly rate for Cyclone personnel.

4)	Relationship.

G2E is an independent contractor. Nothing in this agreement shall be construed to create a principal/agent, joint venture, partnership or any other business relationship between the parties other than as set forth in this Agreement. Neither party is authorized to act on behalf of the other.

5)	Non-Circumvention.

During the term of this Agreement, G2E and CYCLONE agrees not to contact, initiate contact, or attempt to do business with, at any time for any purpose, either directly or indirectly, any officers, directors, shareholders, consultants, attorneys, employees, agents, customers or other affiliates of G2E or CYCLONE concerning this business opportunity, as referred by CYCLONE to G2E or from G2E TO CYCLONE for the purpose of circumventing, the result of which shall be to prevent CYCLONE or G2E from realizing a profit, license and royalty fees or otherwise, without express written approval of CYCLONE or G2E, which approval may be withheld by CYCLONE or G2E in its sole discretion.

6)	Notices.

All notices shall be in writing and deemed to have been given when sent by e-mail and Federal Express prepaid to the parties at the addresses set forth below, or such other addresses from time to time given.

To: Cyclone Power Technologies	To: G2E
Frankie Fruge, President	Daniel Camarena
601 N.E. 26th Court	Escondida 116
Pompano Beach, FL 33064	Coyoacan,Mexico Frankie@cyclonepower.com
dc@g2e.mx

7)	Remedies.

In addition to injunctive relief set forth in the Confidentiality and License Agreements attached, all damages incurred by a party for a violation of the terms hereof by the other, the prevailing party shall also be entitled to recover all costs and reasonable attorney fees incurred by reason such breach or obtaining compliance with the agreement and appeals. But, this shall not restrict a party’s right to terminate as stated.

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8)	No Waiver.

The failure of either party to insist on strict performance of any provisions herein shall not affect the right of such party to enforce same, nor shall the waiver of any breach constitute a waiver of a subsequent default of same or similar nature, nor construed as a waiver of strict performance of any other provisions.

9)	Severability.

If any part of this agreement shall be declared void or invalid by law or otherwise, the remaining provisions shall remain valid and enforceable.

10)	Indemnification.

G2E agrees to indemnify and hold harmless CYCLONE from any and all loss, damage, cost or expense (including, without limitation, legal fees, court costs, etc.) arising out of, or in connection with, any claim due to any actions, negligence, product liability, or willful misconduct by G2E or any of its agents or employees. Upon entering into formal agreements (after 12 months development period), G2E shall provide proof of products liability insurance, with CYCLONE noted as an Additional Insured.

11)	Governing Law.

This agreement shall be governed by and construed under the laws of the State of Florida, USA. If any dispute arises between the parties, it shall be submitted to the Circuit Court of Broward County, Florida, or binding arbitration under the auspices of the American Arbitration Association, such proceedings to be conducted in Broward County, Florida.

12)	Entire Agreement.

This Agreement constitutes the entire understanding between the parties and supersedes any previous oral or written undertakings. It may not be modified, except in writing signed by both parties. This agreement shall be binding upon the parties, their successors and assigns.

IN WITNESS WHEREOF, the parties, by their representatives, have set their hands and seals the day and year first above written.

Cyclone Power Technologies, Inc.
Witness

By:
Frankie Fruge, President

G2E, S.A.P.I. de C.V

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Witness	By:	Daniel Camarena

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ATTACHMENT NUMBER 1

Specifications Sheet [TO BE DISCUSSED]

Beta Engines: Cyclone will deliver to G2E two (2) Beta Engine, materially conforming to the following specifications, unless the parties subsequently amend these specifications in writing:

____X___	Cyclone Engine block (MARK 1 THEN ABOUT 3 MONTHS LATER A MARK 3)
____X___	Cyclone HP & LOW PRESSURE pumps
____X___	Heat Exchanger
____X___	Combustion chamber for Mark 3
____X___	Air-cooled condenser
____X___	TSU DRAWINGS SIZED TO FIT ENGINE TO STORE 2 TIMES ENGINE SIZE FOR 24/7 POWER OUTPUT

Use: _____ nonmilitary solar and fueled stationary power_______

Fuels/Source of Heat: ____SOLAR & Gas__________

Required HP (net): _____5 HP & 20 HP_________

Required operating RPM range: ____1300 TO 3600__________

Alignment: to operate vertically.

Other: ______________

Beta Engines endurance testing:

Run at Cyclone for a minimum of 10 hours prior to delivery to G2E.

Acceptance Testing: G2E will use the Beta delivery engine to test usability of the engine in its equipment (Acceptance Testing). Integration of the engine with nonmilitary solar and fueled stationary power equipment will be done by G2E engineers, with reasonable assistance from Cyclone.

Commercialization of Engines: Cyclone will manufacture engines through one or more of its contractors, which will then be shipped to G2E in Mexico for assembly and integration with their Nonmilitary and Stationary Applications systems.

Safety and insurance certifications (i.e., UL) for the engines required by G2E for its specific use, and in the geographic territories in which it operates, shall be the responsibility of G2E.

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System level modifications and certifications for Nonmilitary and Stationary Applications equipment shall be the responsibility of G2E (with Cyclone’s reasonable assistance). Such system level modifications and certifications shall include:

-	Endurance and durability testing above Cyclone’s standard testing
-	Environmental (i.e., freeze, climate) testing and modifications to piping, condensers, etc., to meet SOLAR or Gasification specific requirements
-	Emissions testing and modifications (for Mark 3 gasification use)
-	Noise level testing and modification (for Mark 3 gasification use)
-	Other certifications and modifications for use with Nonmilitary and Stationary Applications equipment

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attachment 2

Systems Application License Agreement

This Systems Application License Agreement (“Agreement”) is entered into as of May 1, 2016(the “Effective Date”) by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone”)

and

G2E, S.A.P.I. de C.V, a corporation formed in Mexico, having its offices located at Escondida 116, Coyoacan, Mexico DF 04010, (“G2E“)

Recitals

WHEREAS, Cyclone has developed and patented a heat-regenerative external combustion engine system called the Schoell Cycle Engine, which it has full rights and authority to license for applications that include all stationary applications excluding military and waste heat/waste to power (as that term is defined below); and

WHEREAS, G2E is a systems integrator and remote power supplier (the “Equipment”, as further defined below), and wishes to obtain a Systems Application License Agreement for the Cyclone engine technology to use with and in its Equipment subject to the terms and conditions set forth more fully in this Agreement; and

WHEREAS, this Agreement contains: I Specific License Terms, and II Standard Terms and Conditions, which together comprise the full agreement of the parties hereto.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

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I. Specific License Terms

Technology:	Cyclone’s heat regenerative, Schoell-cycle external combustion engine system (the “Cyclone Engine”). “Licensed Technology” is further defined in Section 1 of the Standard Terms and Conditions.

Licensed Products:	Mark Series Engines (the “Engine”) and other Cyclone products identified in separate agreements.

Application:	The G2E may use the Engine specifically for the Equipment, which shall be defined as all stationary non military solar and fueled stationary power.

License Fee:	License fee for exclusivity and territory is Mexico, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Belize, Panama, Colombia, Venezuela, Ecuador, Suriname, Peru, Bolivia, Chile, French Guyana, Paraguay, Brazil, Argentina, Uruguay, Cuba, Dominican Republic, Haiti, Brazil, Australia, and New Zealand is $50,000 USD and $25,000 USD will be paid at a rate of $5,000 USD per month starting with the signing of this license and balance upon funding until the non-refundable $25,000 USD interim fee is paid in full.

Exclusivity:	Cyclone grants exclusive rights to the G2E for the Engine, and its designs and specifications, for the specific Application of the Equipment (as set forth above) for a period of the initial phase of twelve (12) months exclusive (date starts on delivery of first beta engine) and upon mutual agreed successful testing of integrated system to then grant ten (10) years exclusive and nonexclusive, automatically renewable for additional 10 years upon reaching certain annual minimum sales quotas (set forth in separate agreement after the twelve (12) month development. This renewal provision will remain in effect for the term of the License Agreement. The start of the first year will commence upon the delivery to G2E of the first production Engine parts for integration with G2E’s Equipment.

Quotas:	The sales quotas and minimum royalty calculation to extend the exclusivity rights period will be agreed in good faith no later than six (6) months prior to the commencement of Year 2 of this Agreement. Should the parties not be able to agree upon a sales quota prior to the commencement of Year 2, the parties shall submit the issue to an independent third-party expert to set quotas for the following two (2 years. Such expert shall be chosen by the parties, or if they cannot agree, the independent expert shall be chosen by the two experts suggested by the parties.

Intellectual Property:	Cyclone and the G2E will honor each other’s patents and confidentiality. G2E will post Cyclone’s patent numbers on all products it produces with the Engine. Each party agrees not to engage in any activity or business that will be in competition with the other if such activity would violate any confidentiality, exclusivity or patent rights of the other party. Additional IP representations are included in the Standard Terms of this License.

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Territory:	Mexico, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Belize, Panama, Colombia, Venezuela, Ecuador, Suriname, Peru, Bolivia, Chile, French Guyana, Paraguay, Brazil, Argentina, Uruguay, Cuba, Dominican Republic, Haiti, Brazil, Australia, and New Zealand

License Term:	10 years with one 10-year renewal

Development Fees:	As stated in Engineering Development Agreement Section 2.

Sales Price:	Cyclone will manufacture Engines for G2E, and ship such Engine to G2E. The price to be paid for each Engine shall be determined between Cyclone and G2E based on volume and other factors as stated above in the Quota section.

Royalties:	G2E will be required to pay royalties on each licensed product it manufacturers. The Royalty fee will have two components a base fee and an annual minimum to maintain the exclusivity of the license agreement. The royalties will be calculated with a base price per engine and a calculation for a minimum fluctuation of exchange rate to USD. This will be agreed up on at time of manufacturing of each product along with minimums.

Manufacturing:	G2E will have the right to manufacture Cyclone products for its use or to sell to Cyclone. The right to manufacture will be initiated with proof of standards by G2E to Cyclone. Cyclone will not unreasonable withhold these rights to G2E.

Cyclone Contacts:

Technology: Harry Schoell, CEO, Tel: 954-943-8721, Harry@cyclonepower.com

Operational/ Legal: Frankie Fruge, Tel: 954-943-8721, Frankie@cyclonepower.com

G2E _ Contacts:

Technology: Daniel Camarena

Operational/Legal: Daniel Camarena

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Standard Terms and Conditions

1. Grant of License

1.1 Cyclone grants to G2E a license to use the Licensed Technology solely for use by the G2E in the specific Equipment Applications and in the Territory set forth in the Specific License Terms (the “License”). G2E may not manufacture or have manufactured the Licensed Products for uses other than its identified Applications, and may not sell the Licensed Products separately from its Application systems, except as specifically set forth in the Distributorship section of the Specific License Terms of this Agreement.

1.2 This License may not be transferred or sublicensed to a third party by G2E without the prior written consent of the Cyclone, which consent may not be unreasonably delayed or withheld. If G2E transfers or sublicenses its interests within this Agreement to a third party, then such third party will be bound to the requirements and provisions of this Agreement to the same degree as G2E. This License to use the License Technology will automatically expire upon termination of this Agreement.

1.3 The definition of “Licensed Technology” in the Specific License Terms shall be further defined to mean: Cyclone’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Cyclone that is useful or is needed in the assembly or manufacture of the Licensed Products and that the Cyclone has the right to provide to G2E and has so provided to G2E. This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, other patents pending US and foreign, all patents that may issue under this patent application and their divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuation-in-parts, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Product and/or said patent application.

1.3 The Term of this License is set forth in the Specific License Terms, and will take effect on the Effective Date and will continue in force and effect unless at least 90 days prior to the expiration of the initial or any renewal/additional term, as the case may be, either party gives written notice to the other party hereto that such renewal is not to occur. If such notice is given, this Agreement will terminate at the end of the then current term and all rights and licenses under this Agreement will revert to Cyclone at the end of the current term.

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2. License Fees and Sales Price

2.1 G2E will pay to Cyclone the License/Development Fees set forth in the Specific License Terms.

2.2 G2E will pay to Cyclone the Sales Price or Royalties on G2E manufactured Cyclone products at the rate and on the schedules specified in the Specific License Terms, or any addendums or amendments, or any applicable Purchase Order and Invoice. Payment shall be made as invoiced. All Sales payments shall be paid in immediately available U.S. funds.

3. Reports and Audit.

3.1 G2E will provide Cyclone with a written report on a semi-annual basis detailing the finished units of Licensed Products it has sold in the previous six-month period, including quantity, model type and country where sold. These reports are necessary for Cyclone to monitor G2E’s sales performance for purposes of establishing quotas in the later years of this Agreement, in addition to international patent and IP protection purposes.

4. Representations and Warranties.

4.1 Cyclone represents and warrants to G2E that Cyclone is the owner of the Licensed Technology, and that Cyclone has the right to grant the License to G2E hereunder.

4.2 Cyclone represents and warrants that Cyclone is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Licensed Technology, the Patents or Patent applications, and knows of no such claims at this time pending or anticipated.

4.3 EXCEPT AS SET FORTH IN SECTION 8, BELOW, THIS SECTION IS CYCLONE’S ONLY WARRANTIES CONCERNING THE LICENSED PRODUCTS, LICENSED TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.4 G2E and Cyclone each represent and warrant to the other that it has full power and authority to enter into this Agreement.

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4.5 G2E and Cyclone each represent and warrant to the other that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.6 G2E and Cyclone each represent, covenant and agree to the other that it will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Licensed Technology.

4.7 G2E and Cyclone each represent and warrant to the other that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it.

4.8 G2E represents to Cyclone that neither it nor its affiliated companies are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a license agreement, or other similar claims.

4.9 G2E represents to Cyclone that no events specific to G2E have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the G2E, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

5. Identification of Infringers

5.1 G2E will, without delay, inform Cyclone of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Licensed Products, and/or the Licensed Technology, and will provide Cyclone with any evidence available to G2E of such Infringement. G2E acknowledges and agrees that Cyclone, in its sole and absolute discretion, will decide what action should be taken with respect to any such disclosed Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement. G2E agrees that it shall be responsible to contribute to the costs of all enforcement to protect the Patented Licensed Technology if the claimed infringement involves products similar or competitive to the G2E’s lift equipment products. In such case, G2E shall contribute to all expenses incurred in any action Cyclone decides should be taken to protect the Licensed Technology from Infringement or to defend any claim against Cyclone or the Licensed Technology for Infringement relating (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such Action through all trial and appellate levels. Contribution by G2E shall not exceed twenty five percent (25%) of Development Fees paid or due under this Agreement. The parties shall cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

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5.1.1 Cyclone will, without delay, inform G2E of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim by a third party with respect to the G2E Products, and/or Patented Technology, and will provide G2E with any evidence available to Cyclone of such Infringement.

5.2 Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such infringement actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions. Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) will be applied first to reimburse the parties for all costs and expenses incurred by the parties with respect to such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, the parties will allocate such remaining funds between themselves in the same proportion as they have agreed in writing to bear the expenses of instituting and maintaining such action.

6. Improvements

6.1 G2E will timely inform Cyclone, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology (hereinafter “G2E’s Improvements”), and the purpose(s) therefor, made by G2E. Any and all such improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology made by G2E (“G2E Improvements”) shall become the property of Cyclone and G2E hereby assigns all of its right, title and interest in and to such G2E Improvements to Cyclone regardless if developed or invented by G2E or Cyclone or any of their employees or affiliates. Further, Cyclone will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or modifications to the Licensed Products or the Licensed Technology, whether filed in the United States or countries other than the United States, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof. To the extent that improvements made by other G2Es to the Licensed Technology would improve the G2E’s Licensed Products, such improvements shall be made part of this License. The G2E shall retain ownership of all improvements and intellectual property related to its Equipment.

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6.2 G2E covenants and agrees for itself and for its successors and assigns that, at Cyclone’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Cyclone, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and G2E hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the G2E Improvements, all divisions, reissues, and continuations thereof to Cyclone as owner of the entire right, title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Cyclone as owner of the entire right, title, and interest in and to the same.

6.3 G2E will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications for the License Technology or any continuations, divisional or continuations-in-part of such applications unless such patents or patent applications infringe on the G2E patents and patent applications. G2E will not assert as a defense in any litigation with respect to Licensed Products that any patents that issue from or as a result of any of the patent applications (including any continuations, divisionals or continuations-in-part of such applications) are invalid or unenforceable, unless a court holding denotes such a result.

6.4 Cyclone has and will continue to have sole and absolute discretion to make decisions with respect to the procurement and prosecution of the patents and patent applications for the Licensed Technology, including the right to abandon any such patent application. Cyclone’s abandonment of or any failure to obtain or maintain an issued patent originating from any of the patents or patent applications will not relieve or release G2E from its obligation to pay the License Fees and Sales Prices provided in this Agreement, provided Cyclone can show that suitable rights to exclude competitors from practicing the Licensed Technology are still in place to provide G2E a valuable right under the License in the Territory. Similarly, a holding or decision by a court of law that any such issued patent is invalid or unenforceable will not relieve or release G2E from its obligation to pay the License Fees and Sales Price provided in this Agreement, pursuant to the same requirement of rights to exclude noted above. If any of such events occur, G2E must continue to pay any License Fees and Sales Price due during the Term. If Cyclone cannot show that suitable rights to exclude competitors from practicing the Licensed Technology are still in place in the Territory after abandonment, invalidation, or unenforceability has occurred or been held by a court, then G2E may terminate this Agreement.

7. Default

7.1 If either party is in default of any material obligation under this Agreement, then the non-breaching party may give written notice thereof to the breaching party to cure the breach. If within 60 days after the date of such notice such default is not cured, then this Agreement will automatically terminate at the discretion of the non-breaching party and all rights and licenses under this Agreement will revert to the beneficial owner thereof prior to execution of the Agreement.

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7.2 This Agreement will terminate immediately if G2E is dissolved or liquidated. This Agreement will also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against G2E; or (ii) G2E becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of G2E’s assets; or (iv) G2E does not make sales of the Engines in any three (3) month period after the first full year of the commercialization of the Engines.

7.3 Immediately after the expiration or termination of this Agreement for any reason:

(a) All rights of G2E granted hereunder will terminate and automatically revert to Cyclone, and G2E will discontinue all assembly and/or manufacturing of the Licensed Technology and will no longer have the right to manufacture, sell or put into use the Licensed Technology or any variation or simulation thereof for any purpose whatsoever;

(b) G2E will be permitted to sell and dispose of its remaining inventory of Engines on hand or in process on the date of such termination or expiration, for a period of one hundred twenty (120) days following the date of such expiration or termination (the “Sale Period”). G2E expressly agrees that it will not market or sell/use any Licensed Product after the end of the Sale Period;

(c) All sums owed by G2E to Cyclone will become due and payable immediately;

(d) G2E will not, following expiration or termination of the this Agreement, use Confidential Information to manufacture or sell Licensed Products anywhere in the world; and

(e) G2E retains no rights whatsoever to any of Cyclone’s Licensed Technology.

(f) These restrictions of the G2E shall survive in perpetuity the termination of this Agreement including after the expiration of Cyclone’s Patents. In such case, G2E may not manufacture or sell Engines that would have been in violation of Cyclone’s patent rights without negotiating and paying to Cyclone a reasonable royalty.

7.4 Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 4, 5, 6, 7 and 9 will survive the expiration or termination of this Agreement.

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8. Risk of Loss

8.1 Both parties will acquire and maintain at their sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including product liability, advertiser’s liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others, (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement (with respect to Cyclone, in the U.S., or such other territory where it manufactures the engines). This insurance coverage will provide liability protection of not less than $2,000,000 combined single limit for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with the other party named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for G2E and Cyclone against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Licensed Products or the Licensed Technology.

8.2 In the event of cancellation of any insurance required to be carried by a party under this Agreement, the other party will be notified thirty (30) days prior to cancellation of same. Should the cancellation be due to dissolution or like problems with the insurance company, then the insured party shall have a suitable amount of time to secure suitable insurance coverage, not to exceed sixty (60) days after notice of cancellation occurs. Should the cancellation be due to failure to pay premiums or like financial problems of G2E, then Cyclone will have the right to terminate this Agreement if G2E does not secure proper insurance coverage at the end of the above-noted thirty (30) day notification period.

8.3 Risk of loss shall be attributed to the parties as follows:

(a) Cyclone shall be responsible for losses resulting from faulty design of its of the Licensed Products, faulty manufacturing of engine parts for the Licensed Products delivered to G2E, faulty assembly of the Licensed Products (to the extent performed by Cyclone on behalf of G2E), and incorrect information about the Technology or Licensed Products delivered to G2E that is reasonably and prudently relied upon by G2E.

(b) G2E shall be responsible for faulty assembly of the Licensed Products (to the extent performed by G2E, and not based on incorrect information supplied by Cyclone), faulty installation of the Licensed Products into G2E’s lift equipment, and all operation, use, customer training and maintenance of the Licensed Products once installed in the G2E’s lift equipment (provided the loss is not shown to result from one of Cyclone’s responsibilities in Section 8.3(a) above).

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(c) G2E assumes sole responsibility for any commitments, obligations, or representations made by it in connection with the use, sale, manufacture, importation, offer to sell, distribution, operation, etc., of its lift equipment , and Cyclone will have no liability to G2E, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the G2E’s lift equipment by G2E, its agents, employees, or customers, subject to the provisions of this Section 8.3.

8.4 G2E agrees to indemnify, defend and hold harmless Cyclone, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to G2E’s responsibilities in Section 8.3 above, and/or G2E’s performance or breach of this Agreement.

8.5 Cyclone agrees to indemnify, defend and hold harmless G2E, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Cyclone’s responsibilities in Section 8.3, above.

8.6 The indemnity provisions of this Section 8 will survive the expiration or termination of this Agreement.

8.7 BOTH PARTIES acknowledge that in no event will ONE PARTY be liable TO THE OTHER for any indirect, special, consequential, incidental or punitive damage, loss or expense, even if BOTH PARTIES haVE been advised of their possible existence.

9. Confidentiality

9.1 Confidential Information means information in oral and/or written form that (a) relates to the Licensed Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by either party. Confidential Information shall also mean information provided by either of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally or in writing.

9.2 The receiving party may use the Confidential Information only for the purpose of producing the Licensed Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

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9.3 The receiving party agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof. Under no circumstances will the receiving party disclose the Confidential Information to any third party.

9.4 Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof. Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

9.5 Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

9.6 The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate. Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement, subsequent to the posting of a suitable bond with the court of pertinent jurisdiction. The receiving party agrees to be responsible for all costs, including attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

9.7 The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide reasonable assistance to the disclosing party to terminate such unauthorized use or disclosure.

9.8 This confidentiality section shall supersede all prior agreements pertaining to confidential information between Cyclone and G2E or a preceding person or entity working to initiate and/or negotiate the terms of this Agreement.

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10. Miscellaneous

10.1 Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

10.2 G2E will conspicuously mark directly on each Licensed Product it manufactures or sells that the Licensed Product is covered by the Cyclone’s patent, including the numbers and other identifying information for which will be provided to G2E.

10.3 All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific License Terms, unless either party will at any time by notice in writing designate a different address. Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

10.4 G2E shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of Cyclone, which consent shall not be unreasonably delayed or withheld, and any such purported assignment will be invalid.

10.5 No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

10.6 If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

10.7 This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters. It may only be modified by a subsequent writing signed by the parties hereto.

10.8 Each party is acting as an independent contractor and not as an agent of the other party. Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

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10.9 This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, the United States of America, without giving effect to that State’s conflict of laws rules. If any controversy, dispute or disagreement arises from this Agreement, the parties agree to first attempt to settle such by arbitration in accordance with the rules of the American Arbitration Association. In such case, the decision of the arbitrator or arbitrators shall be binding and final, and may be entered as a judgment and enforced by any court having jurisdiction. The prevailing party in any action shall be entitled to receive reimbursement for reasonable attorneys’ fees, court/arbitration costs, and disbursements incurred in connection with such controversy, dispute or disagreement. Should the need arise to determine any reimbursement issues, the parties will be subject to the exclusive jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party agreeing to such jurisdiction exclusively.

In Witness Whereof, the parties have caused this Systems Application License Agreement, comprised of these Specific License Terms and the Standard Terms and Conditions to be executed by their duly authorized officers on the respective dates hereinafter set forth

Cyclone Power Technologies, Inc.		G2E, S.A.P.I. de C.V.

By:		By:
	Frankie Fruge, President		Daniel Camarena
	May 1, 2016		May 1, 2016

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